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LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release


                          LYNCH INTERACTIVE CORPORATION
                    REPORTS SECOND QUARTER OPERATING RESULTS

RYE, New York, August 15, 2005 - Lynch Interactive Corporation (AMEX:LIC) reported that second quarter revenues rose to $22.5 million from $21.1 million in the second quarter of 2005. Higher interstate access revenues, favorable NECA adjustments, USF support payments and additional DSL lines, partially offset a 3.6% decline in access lines and lower intrastate revenues. In addition, revenues were bolstered by approximately $0.3 million from the initial inclusion of Precis, a Utah based Cable TV operator which was acquired in March 2005.

Second quarter of 2005 Adjusted Operating Profit (operating profit before depreciation and amortization) before corporate expense rose to $11.0 million from $10.4 million in the second quarter of 2004, due primarily to the favorable NECA adjustments. (See Attachment A for an explanation of why we believe Adjusted Operating Profit is useful information to our investors and see Attachment B for a reconciliation of Adjusted Operating Profit to operating profit.) Corporate expenses increased by four hundred thousand dollars due to incremental legal costs of $1.0 million associated with the Taylor litigation offset by lower audit fees paid in the second quarter of 2005 compared to 2004. Reflecting these "corporate" costs, operating income for the second quarter of 2005 was $3.0 million or $0.3 million lower than the $3.2 million reported in the second quarter of 2004.

Earnings were $0.08 per share for the three months ended June 30, 2005, as compared to $0.14 per share for the three months ended June 30, 2004.

We invested $4.2 million in capital expenditures during the six months ended June 30, 2005, down from $6.3 million in 2005. The Company is currently anticipating 2005 capital expenditures of approximately $11 million, but that amount may increase as the result of ongoing review of capital requirements. 2004 capital expenditures totaled $16.5 million.

Update On Initiatives

- California-Oregon Telecommunications Company - the Company expects to complete the acquisition of its fifteenth telephone company, Cal-Ore Telecommunication Company for total investment of $21.2 million in late August of 2005. Cal-Ore is a 2,500 access line RLEC located in northern California.
- Utah CATV - On March 18, 2005, Central Telecom Services acquired 2,411 CATV subscribers in central Utah for a total investment of $3.5 million. We now have 3,386 Cable subscribers and 8,590 Telecom subscribers in Utah.
- Simplifying our Structure - We are working to simplify our balkanized structure. In one initiative, at the end of July, we completed the sale of a portion of our burglar alarm security operation in Upstate New York for $2.7 million. Another initiative is to acquire the remaining two-thirds interest in KMG Holdings, Inc., which will eliminate the minority interest associated with Western New Mexico Telephone Company. In addition, we are considering the distribution of certain non RLEC assets to our shareholders.

- Going to the Pink Sheets - we have previously announced that we will be asking our shareholders to give our Board authority to implement a reverse stock split, whereby our shareholders would be reduced to under 300 and we could voluntarily deregister from reporting under the Securities and Exchange Act of 1934. Assuming implementation, our stock will be delisted from the American Stock Exchange and we expect to trade on the "Pink Sheets". Such an action will save us the considerable public company costs including audit fees and other fees related to the Sarbanes-Oxley Act. At the same time, we are committed to providing shareholders financial information.

Telephone Operations
The following table summarizes certain information regarding Interactive's multimedia operation. In addition, Interactive has PCS licenses covering areas with an aggregate population of approximately 380,800.

                                       June 30,    December 31,   June 30,
                                         2005          2004         2004
                                 ---------------  --------------- ----------
                                 ---------------  --------------- ----------
        Access Lines                    51,269        50,803        53,850
        DSL Lines                        4,399         4,098         3,366
        Cable Subscribers                5,839         3,630         3,800
        Internet Subscribers            19,521        20,240        19,660
        CLEC Customers                   5,311         5,837         5,800
        Long Distance Resale            15,622        16,134        15,900


Other Investments

- Network affiliates - We have interests in two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.).

- Hector - We own approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares (AMEX:HCT). Hector is a 30,000 access line provider of telecommunications and cable service primarily in Minnesota. In its second quarter earnings release, Hector announced that its management and Board of Directors continue to assess all strategic options and have hired an investment banking firm to assist in this effort.

- Spectrum ownership - The Company is developing its PCS license in Las Cruces, New Mexico. We also own 12 licenses in the Lower 700 MHz spectrum band, which industry analysts believe have promising applications. On July 30, 2004, we were high bidder on two licenses, Buffalo, NY and Davenport, IA in the 24 GHz Auction. On February 28,
         2005, we were high bidder for two PCS licenses in Auction 58 for Marquette, MI and Klamath Falls, OR which serve populations of 75,000 and 81,000 respectively for a total investment of $500,000. During April and May, 2005, the Company participated in Auction 59 but did not acquire any licenses.

- Wireless Investments - Interactive also has four minority-owned investments in cellular telephone operations in New Mexico and North Dakota covering a net population of 35,000 and in ventures that own spectrum licenses in the 39 GHz and 700 MHz Guard Band.

- Iowa Network Services ("INS") - INS provides wireline telecommunication access and transport services, long distance services, internet equipment and services, and wireless telecommunication services to significant parts of Iowa and retains a 16% ownership in Iowa
         Telecommunications Services Inc. (NYSE: IWA). We own 3% of INS preferred stock, 1.8% of INS common stock and also hold a $400,000 face amount preferred in INS.

Rural Telephone Bank Holdings
President Bush's proposed Budget for Fiscal Year 2006 establishes the process and terms to implement the dissolution of the Rural Telephone Bank ("RTB").
Under RTB's By-Laws, on dissolution, the holders of its Class B and Class C stock would be paid the par value of their stock. As of December 31, 2004, the total par value of RTB Class B and Class C stock at the Company's subsidiaries was $11.3 million. The dissolution of the RTB and payments to the stock holders is subject to numerous approvals and actions, including Congressional approval of President Bush's proposed Budget for Fiscal Year 2006 and actions by RTB's Board of Directors. Therefore, the Company cannot predict whether, or when, such payments will actually be made to the Company's subsidiaries.

Stock Repurchase Program
Due to regulatory constraints, the Company did not acquire any of its stock in the second quarter of 2005.
During the six months ended June, 2005, Interactive acquired 5,700 shares at an average investment of $31.53 per share. Since the inception of the stock repurchase program, Interactive has acquired 72,700 shares at a total investment of $2.3 million or $32.26 per share.

Balance Sheet
At June 30, 2005, we had cash and cash equivalents of $27.8 million as compared to $27.2 million at December 31, 2004. We point out that the majority of this cash is not readily available to the parent company. As a result, we are sensitive to liquidity issues as we are incurring significant cost for litigation as well as ongoing corporate expenses for accounting and other "public" company costs. On June 15, 2005 our parent company entered into a new $10 million bank line with Webster Bank. We are continuing to both augment our credit facility, and restructure some or all of our debt. The total debt at June, 2005 was $172.1million, down from $173.8 million at December 31, 2004. At June, 2005, $69.6 million of debt was at variable interest rates, averaging 6.3% and $102.6 million was at fixed interest rates, averaging 7.0%.

Full Year
Operating profit in 2005 is expected to be $15.3 million, about $0.4 million less than 2004, even though Cal-Ore Telephone is estimated to be included for almost five months. Adjusted Operating Profit, generated by our operating subsidiaries including Cal-Ore for the year 2005 is expected to be about $44.4 million versus $44.0 million in 2004. Excluding Cal-Ore, Adjusted Operating Profit from comparable operations is expected to decline about $1 million. Legal and accounting expenses are expected to remain at an elevated level for an extended period of time. Operating profit plus depreciation and amortization expense equals Adjusted Operating Profit. See Attachment A for an explanation of why Adjusted Operating Profit is useful information to our investors.

                                   * * * * * *
This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, spectrum applications, dissolution of RTB and payments to The Company, future financing, and performance and financial targets for 2005. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange
Commission.   As  a  result,  there  can  be  no  assurance  that  any  possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                   * * * * * *

Shareholder
Contact: Robert E. Dolan
                  Chief Financial Officer
                  914/921-8821

                                  Attachment A

Use of Adjusted Operating Profit

Adjusted Operating Profit is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes Adjusted Operating Profit as one of its metrics for valuing potential acquisitions. Adjusted Operating Profit equals Operating Profit plus depreciation and amortization. It excludes all amounts included in "Other income (expense)", the provision for income taxes and minority interest. Adjusted Operating Profit for the three months ended June 30, 2005 and 2004 is not a substitute for operating profit ($2.9 million and $3.2 million, respectively) or net income ($0.2 million and $0.4 million, respectively) determined in accordance with generally accepted accounting principles.

Lynch Interactive Corporation                                       Attachment B
Statements of Operations  and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS

                                                        Three Months Ended     Percent           Six Months Ended       Percent
                                                              June 30,        Increase               June 30,          Increase
                                                        ------------------                      -----------------
                                                         2005         2004    (Decrease)        2005         2004     (Decrease)
                                                        ----------------------------------      --------------------------------

Revenues                                                 $22,471    $21,087       6.6%         $44,089      $42,511        3.7%

Cost and Expenses:
Cost of service and sales                                  8,095      7,407                     15,746       14,610
Selling, general and administration                        3,343      3,253                      6,766        6,392
Corporate office expense                                   2,742      2,273                      4,834        3,246
Depreciation and amortization                              5,346      4,927                     10,541       10,148
                                                        -------------------                     -------------------
  Operating profit, in accordance with generally
  accepted accounting principles                           2,945      3,227      (8.7%)          6,202        8,115      (23.6%)

Other Income(Expense)
Investment income                                            191         82                        984          810
Interest expense                                          (2,950)    (2,851)                    (5,772)      (5,670)
Equity in earnings of affliated companies                    841        886                      1,552        1,598
                                                        ------------------------                --------------------
                                                          (1,918)    (1,883)                    (3,236)      (3,262)
                                                        ------------------------                --------------------
Income Before Income Taxes Minority
  Interests                                                1,027      1,344                      2,966        4,853
Provision For Income Taxes                                  (330)      (473)                    (1,097)      (1,922)
Minority Interests                                          (484)      (487)                      (961)        (944)
                                                        ------------------------                --------------------
Net Income                                                  $213       $384                       $908       $1,987
                                                        ========================                ====================
Weighted Average Shares Used In Earnings
 Per Share Computations                                     2,752      2,774                      2,753        2,775

Basic and Diluted Earnings Per Share                        $0.08      $0.14                      $0.33        $0.72


Adjusted Operating Profit - Operating  Profit before
  Depreciation and amortization - see Attachment A
Operating Subsidiaries                                    11,033     10,427       5.8%          21,577       21,509        0.3%
Corporate Office Expense                                  (2,742)    (2,273)                    (4,834)      (3,246)
                                                        ------------------------                --------------------
  Total Adjusted Operating Profit                          8,291      8,154       1.7%          16,743       18,263       (8.3%)
Depreciation and amortization                             (5,346)    (4,927)                   (10,541)     (10,148)
                                                        ------------------------                --------------------
  Operating profit, in accordance with generally
  accepted accounting princples                           $2,945     $3,227                     $6,202       $8,115
                                                        ========================                ====================
Capital Expenditures                                      $2,290     $3,714                     $4,205       $6,307



SELECTED BALANCE SHEET DATA

                                                                  June 30    Dec. 31,       June 30
                                                                    2005       2004           2004
                                                                 --------------------       -------

Cash and Cash Equivalents                                         $27,741    $27,214        $25,932
Long-Term Debt                                                    163,728    168,966        174,680
Minority Interests                                                 11,250     11,543         10,784
Shareholders' Equity                                               35,346     34,572         32,404

Shares Outstanding at Date                                          2,752      2,757           2,772